Exhibit 99.1

Investor Contact:
Paul Goldberg
Vice President - Investor Relations
(212) 922-1640

DOVER PROVIDES BUSINESS UPDATE

Downers Grove, IL, March 14, 2016 - Today, Dover (NYSE: DOV) provided an update on business trends and the impact of the current operating environment on the Company’s outlook for the first quarter 2016 results in advance of its attendance at the Bank of America Merrill Lynch Global Industrials & EU Autos Conference in London, England, tomorrow, March 15, 2016.

Robert A. Livingston, Dover’s President and Chief Executive Officer said, “While the end-markets served by our Engineered Systems and Refrigeration & Food Equipment segments have remained very solid in the first quarter, we have seen significant further weakening in the oil & gas related end-markets served by our Energy and Fluids segments, evidenced by additional customer capex reductions and a large decline in the US rig count. As a result, we expect that our first quarter results will be well below our prior expectations, entirely driven by our businesses with exposure to US oil & gas markets. In response, we are increasing our restructuring and cost management activities to help mitigate the impact of these historically weak market conditions.

“Although the recent improvement in oil prices is encouraging, we remain cautious as to when our US energy end-markets will improve. I remain steadfast in my belief that when the market does improve, the efforts we have made to maintain our capabilities and reduce our cost structure will allow Dover to fully leverage that recovery.”

About Dover:
Dover is a diversified global manufacturer with annual revenues of $7 billion. We deliver innovative equipment and components, specialty systems and support services through four major operating segments: Energy, Engineered Systems, Fluids, and Refrigeration & Food Equipment. Dover combines global scale with operational agility to lead the markets we serve. Recognized for our entrepreneurial approach for 60 years, our team of 26,000 employees takes an ownership mindset, collaborating with customers to redefine what's possible. Headquartered in Downers Grove, Illinois, Dover trades on the New York Stock Exchange under "DOV." Additional information is available at www.dovercorporation.com.

Forward Looking Statements:
Dover makes information available to the public, orally and in writing, which may use words like "anticipates," "expects," "believes," "indicates," "suggests," "will," "plans" and "should," which are "forward-looking statements" under the Private Securities Litigation Reform Act of 1995. This press release contains forward-looking statements concerning future events and the performance of Dover that involve inherent risks and uncertainties that could cause actual results to differ materially from current expectations. Dover refers you to the documents that it files from time to time with the Securities and Exchange Commission, such as its reports on Form 10-K, Form 10-Q and Form 8-K, for a discussion of risks and uncertainties that could cause its actual results to differ materially from its current expectations and from the forward-looking statements contained in this press release. Dover undertakes no obligation to update any forward-looking statement.